Exhibit 14

EARNOUT EQUITY CANCELLATION AND RELEASE AGREEMENT

THIS EARNOUT EQUITY CANCELLATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2023 (the “Effective Date”), by and among Nerdy Inc., a Delaware corporation (the “Company”) (formerly known as TPG Pace Tech Opportunities Corp. (“TPG Pace”)), Nerdy LLC, a Delaware limited liability company (“Nerdy LLC”) (formerly known as Live Learning Technologies LLC (“Live Learning”)), and the Holder of the Earnout Equity, each as defined below respectively. The Company, Nerdy LLC, and the Holder that is a signatory hereto, each is referred herein as a “Party,” and collectively, as the “Parties.”

WHEREAS, on September 20, 2021, the Company consummated the business combination pursuant to that certain Business Combination Agreement, dated as of January 28, 2021 (as amended on March 19, 2021, on July 14, 2021, on August 11, 2021, and on August 18, 2021 (the “Business Combination Agreement”)), by and among TPG Pace, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company, TCV VIII (A) VT, Inc., a Delaware corporation, LCSOF XI VT, Inc., a Delaware corporation, TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, Live Learning, and in connection therewith the Company was renamed “Nerdy Inc.” (the “Business Combination”).

WHEREAS, in connection with the Business Combination, the Company and Nerdy LLC issued the Earnout Equity totaling 8,000,000 aggregate shares of the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company (the “Earnout Shares”) and units of Nerdy LLC (“OpCo Units”) (with an equivalent number of shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company) (the “Earnout Units”, and together with the Earnout Shares, the “Earnout Equity”), of which (i) an aggregate of 4,000,000 Earnout Shares or Earnout Units are held by certain equity holders of Nerdy LLC (the “Nerdy Holders”) and are subject to forfeiture until the achievement of Triggering Event I (as defined below) with respect to 1,333,333 Earnout Shares or Earnout Units, Triggering Event II (as defined below) with respect to 1,333,333 Earnout Shares or Earnout Units, and Triggering Event III (as defined below) with respect to 1,333,334 Earnout Shares or Earnout Units (the “Forfeiture Thresholds”); and (ii) an aggregate of 4,000,000 Earnout Shares are held by certain equity holders of TPG Pace (the “TPG Pace Holders”, together with Nerdy Holders, the “Holders”, and each of the Holders, the “Holder”) and are subject to potential forfeiture consistent with the Forfeiture Thresholds .

WHEREAS, for the purposes of this Agreement, “Triggering Event I” means the date on which the closing sale price of one share of Class A Common Stock of the Company quoted on the New York Stock Exchange (the “NYSE”) (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any 20 days within any 30 consecutive day period in which the shares of Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the closing date of the Business Combination (the “Business Combination Closing Date”); “Triggering Event II” means the date on which the closing sale price of one share of Class A Common Stock of the Company quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $14.00 for any 20 days within any 30 consecutive day period in which the shares of Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Business Combination Closing Date; and “Triggering Event III” means the date on which the closing sale price of one share of Class A Common Stock of the Company quoted on the NYSE (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $16.00 for any 20 days within any 30 consecutive day period in which the shares of Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Business Combination Closing Date.

WHEREAS, in a separate transaction, the Company is offering to exchange certain outstanding warrants of the Company for shares of Class A Common Stock pursuant to the terms and conditions set forth in the prospectus/offer to exchange included in the Registration Statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission on August 21, 2023 (the “Warrant Exchange”).

WHEREAS, pursuant to the terms of this Agreement, the Company, Nerdy LLC and each Holder that is a signatory hereto have mutually agreed that (i) the Holders shall forfeit (and thus surrender for cancellation) a portion of the Earnout Equity and (ii) the remaining portion of the Earnout Equity shall no longer be subject to forfeiture pursuant to the Forfeiture Thresholds or otherwise, all effective upon the consummation of the Warrant Exchange.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Agreement to Partial Cancellation of the Earnout Equity and Release. The Company, Nerdy LLC and each Holder (severally and not jointly) hereby agree and acknowledge that (i) such Holder shall forfeit (and thus surrender for cancellation) sixty percent (60%) of the Earnout Shares or Earnout Units, as applicable, held by such Holder that are subject to the Forfeiture Thresholds (the “Canceled Securities”), effective on the date of consummation of the Warrant Exchange (the “Closing Date”), and (ii) forty percent (40%) of the Earnout Shares and Earnout Units, as applicable, held by such Holder shall, effective on the Closing Date, no longer be subject to the Forfeiture Thresholds (the “Residual Securities”) such that the Residual Securities shall, on the Closing Date, no longer be subject to potential forfeiture regardless of whether a Triggering Event occurs or does not occur between the date hereof and the five-year anniversary of the Business Combination Closing Date. As of the Closing Date, the Canceled Securities shall be null and void, and as of the Closing Date, each of the Parties (severally and not jointly) waives, cancels, and terminates their respective rights and obligations with respect to the Canceled Securities and any right thereof under the Business Combination Agreement, the Second Amended and Restated Limited Liability Company Agreement of Nerdy LLC, dated as of September 20, 2021 (the “Nerdy LLC Agreement”), the Tax Receivable Agreement, dated as of September 20, 2021, by and between the parties therein (the “Tax Receivable Agreement”), and the Waiver Agreement, dated as of January 28, 2021 (the “Waiver Agreement”), as applicable. As of the Closing Date but not before, each Holder (severally and not jointly) hereby releases the Company and Nerdy LLC from any of the obligations of the Company and Nerdy LLC under the Business Combination Agreement, the Nerdy LLC Agreement, the Tax Receivable Agreement, and the Waiver Agreement, as applicable. Specifically, by executing this Agreement, as of the Closing Date, each Holder (severally and not jointly) knowingly and voluntarily releases and forever discharges the Company, Nerdy LLC and their current and former officers, directors, members, managers, employees, agents, investors, attorneys, shareholders, affiliates, subsidiaries, and predecessor and successor corporations and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown that, as of the Effective Date, Holder has, ever had, now claims to have, or ever claimed to have had against any or all of the Releasees, relating to the Canceled Securities. This release shall not extend to any manner of claims, demands, debts, damages and liabilities, whether known or unknown, whether in law or equity, in connection with, or that affect, Holder’s rights under this Agreement or rights that cannot be released as a matter of law.

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2.	Representations. Each Holder hereby represents and warrants (severally and not jointly) that (i) it is the sole beneficial holder of the Earnout Equity as set forth on Schedule A hereto and (ii) it has not transferred the Earnout Equity to any other person. Each Party hereto represents and warrants that he, she or it has full power and authority to enter into this Agreement, and this Agreement constitutes his, her or its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.	Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence and consummate the Warrant Exchange as soon as practicable.

4.	U.S. Federal Income Tax Treatment. The Parties agree that the forfeiture of the Canceled Securities and the release of the Residual Securities from any potential future forfeiture are intended to be tax free to the Holder. The Parties hereto shall not take any position inconsistent therewith unless otherwise required by applicable law or a final determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

5.	Termination; Amendment. This Agreement shall terminate as to the Parties (a) upon written notice to all Holders by the Company; (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Warrant Exchange, and (ii) October 15, 2023; or (c) if the Company fails to commence the Warrant Exchange by August 31, 2023. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver makes specific reference to this Agreement and (i) in the case of an amendment, such amendment is with the written consent of the Company and each Holder; and (ii) in the case of a waiver, such waiver is signed by the person against whom it is to be enforced. No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

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6.	Rule 16b-3. Prior to the Closing Date, the Company shall take all such steps as may be reasonably necessary or advisable (including in particular to cause Company’s board of directors (the “Board”) or a committee authorized by the Board to adopt resolutions in the form to be agreed upon with the Holder who is subject to Section 16(b) of the Securities Exchange Act of 1934) to cause the disposition of the Canceled Securities and the removal of the Forfeiture Thresholds from the Residual Securities, in each case as contemplated hereby, to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934. Notwithstanding anything herein to the contrary, each Holder conditions the performance of its obligations hereunder on the Company’s compliance with this Section 6.

7.	Miscellaneous.

a.	Entire Agreement. This Agreement is a binding agreement and constitutes the entire agreement between the Parties with respect to the subject matter hereof.

b.	Successors and Assigns. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties hereto.

c.	Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

d.	Counterparts; Facsimile Signatures. This Agreement may be executed in identical counterparts. Each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document. Facsimile, emailed PDFs and electronic signatures shall be deemed originals.

e.	Further Efforts. The Parties hereto agree to use their reasonable best efforts to cooperate with one another to discharge their respective obligations under this Agreement and to satisfy the intents and purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Earnout Equity Cancellation and Release Agreement as of the date first above written.

COMPANY:

Nerdy Inc.

By:	/s/ Jason Pello
Name: Jason Pello
Title: Chief Financial Officer

Nerdy LLC

By:	/s/ Jason Pello
Name: Jason Pello
Title: Chief Financial Officer

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IN WITNESS WHEREOF, the Parties have executed this Earnout Equity Cancellation and Release Agreement as of the date first above written.

HOLDER:

TCV VIII (A), L.P.

By: Technology Crossover Management VIII, L.P.
It: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By:	/s/ John Delfino
Name: John Delfino
Title: Attorney-in-Fact

TCV VIII VT MASTER, L.P.

By: TCV VIII VT Master GP, LLC
It: General Partner

By: TCV VIII, L.P.
Its: Managing Member

By: Technology Crossover Management VIII, L.P.
Its: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By:	/s/ John Delfino
Name: John Delfino
Title: Attorney-in-Fact

Schedule A

Name of Earnout Equity Holder	Number of Earnout Shares	Number of Earnout Units
TCV VIII VT Master, L.P.	0	812,542
TCV VIII (A), L.P.	192,911	0